Exhibit 99.1
For Immediate Release
FULL HOUSE RESORTS ANNOUNCES BUY-OUT OF GREEN ACRES CASINO MANAGEMENT
Las Vegas — June 4, 2007 — Full House Resorts (AMEX : FLL) announced today that its subsidiary, Gaming Entertainment (Michigan) LLC, (“GEM”) jointly owned with RAM Entertainment, LLC, a privately held company, has agreed to acquire the interest of Green Acres Casino Management in the Nottawaseppi Huron Band of Potawatomi casino project in Michigan. Green Acres had a right to a royalty payment based on numerous metrics but which would approximate in excess of 15% of the total management fee received by GEM from the operation of the casino to be located in Emmett Township, Michigan and currently under development. GEM has agreed to pay a total of $10 million, with a down payment of $500,000 on the signing of the agreement. The balance will be due when financing has been obtained in conjunction with the permanent project financing. GEM has been in discussion with Merrill Lynch Pierce Fenner & Smith to arrange an add-on financing security as part of the overall project financing transaction to fund the balance of the Green Acres purchase price. The add-on debt security will be an obligation of GEM and will not be part of the overall casino development cost.
     GEM has a management agreement with the Tribe, subject to approval by the National Indian Gaming Commission, to develop and manage the Firekeepers Casino on land recently taken into trust for the benefit of the Tribe. The Tribe has engaged Merrill Lynch to obtain project financing of up to $275 million for this world-class facility. Plans for the casino include 2,500 slot machines, 90 table games, 20 poker tables and related amenities including fine dining, buffet and fast food outlets. Plans also call for a 2,000 vehicle parking structure for the convenience of the casino patrons.
     With final governmental approvals expected this summer, the project is on course to commence construction later this year with an opening in 2008.
     Mark Miller, Chief Financial Officer of Full House Resorts, reported that “this agreement makes perfect financial sense to us. Based on our estimate of the present value of the Green Acres interest we believe the $10 million purchase price will be very favorable to both Full House Resorts shareholders as well as our partner RAM.
     Andre M. Hilliou, Chief Executive Officer of Full House Resorts, said “once again we have been successful in creating new shareholder value by re-working old agreements on terms much more favorable to the company and our constituents.”
About Full House Resorts, Inc.
Full House owns, develops and manages gaming facilities. Full House owns the Stockman’s Casino and Holiday Inn Express in Fallon, Nevada which has 8,400 square feet of gaming space with approximately 280 gaming machines, 4 table games and a keno game. The casino has a bar, a fine dining restaurant and a coffee shop. The Holiday Inn Express has 98 guest rooms, indoor and outdoor swimming pools, a sauna, fitness club, meeting room and business center. Full House also manages Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware, along with the owner of the adjacent racetrack. Midway Slots and Simulcast has a total of over 1,500 gaming devices, a 350-seat buffet, a 50-seat diner, gourmet

Steak House and an entertainment lounge. Midway is in the process of a $40 million remodeling and expansion, scheduled to open in the summer of 2007. In addition, Full House has a Gaming Management Agreement with the Nambé Pueblo of New Mexico for the development of a coordinated entertainment venue centered on a 50,000 square foot casino and with the Northern Cheyenne Nation of Montana for the development and management of a 27,000 square foot gaming facility. Further information about Full House can be viewed on its web site at www.fullhouseresorts.com.
Forward-looking Statements
Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-KSB for the most recently ended fiscal year.
For the foregoing reasons, readers and investors are cautioned that there also can be no assurance that the outcomes expressed in Full House’s forward-looking statements included in this release and otherwise will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such information should not be regarded as a representation or warranty by Full House or any other person that Full House’s objectives and plans will be achieved in any specified time frame, if at all. Full House does not undertake any obligation to update any forward-looking statements or to announce revisions to any forward-looking statements.
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For further information, contact:
Mark Miller, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com
Or
William R. Schmitt
Integrated Corporate Relations
203-682-8200
investors@fullhouseresorts.com